Exhibit 10.1

SECOND OMNIBUS AMENDMENT AND AGREEMENT

STATE OF NORTH CAROLINA

COUNTY OF BEAUFORT

This Omnibus Amendment and Agreement (this “Amendment”) is made and entered into as of this 21st day of June, 2007, by and among Brunswick Corporation, a Delaware corporation (“Brunswick”), Fountain Powerboat Industries, Inc., a Nevada corporation (“FPII”), Fountain Powerboats, Inc., a North Carolina corporation (the “Company”), and Reginald M. Fountain, Jr. (“RMF”).

WITNESSETH:

WHEREAS, the parties to this Amendment have heretofore entered into that certain Master Agreement, dated as of July 17, 2003, as amended by the Omnibus Amendment and Agreement dated as of September 13, 2005 (the “First Amendment”) and other agreements and instruments referenced therein;

WHEREAS, the parties desire to make additional changes to the Master Agreement and certain other agreements referenced therein;

WHEREAS, the parties have agreed to enter into this Amendment for the purpose of amending the Master Agreement and certain other agreements and instruments referenced therein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

The following terms shall have the meanings set forth herein for the purpose of this Amendment and the transactions described herein:

1. “Engine Supply Agreement” shall mean the Engine Supply Agreement, dated as of July 17, 2003, among RMF, FPII, the Company and the Mercury Marine Division of Brunswick, as amended by the First Amendment.

2. “Master Agreement” shall mean the Master Agreement, dated as of July 17, 2003, between and among Brunswick, FPII, the Company, and RMF, as amended by the First Amendment.

3. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Master Agreement.

ARTICLE II

AMENDMENTS TO MASTER AGREEMENT

Effective upon execution hereof, the Master Agreement shall be automatically amended as provided herein, effective as of the date hereof. Except as amended hereby, the Master Agreement shall continue in full force and effect in accordance with its terms. The amendments to the Master Agreement are as follows:

1. Section 2.6 shall be amended in its entirety by deleting such section and inserting in lieu thereof the following:

2.6 Engine Supply Agreement. FPII and the Company will enter into the Engine Supply Agreement which will have a term ending on June 30, 2012.

2. The first sentence of Section 2.7 shall be amended by deleting such sentence and inserting in lieu thereof the following:

Brunswick shall have the option (the “Brunswick Purchase Option”) commencing on July 1, 2012, and ending three months after audited financial statements of FPII and the Company have been provided to Brunswick covering the two full fiscal year periods commencing on or after July 1, 2012 (the “Brunswick Option Period”), to purchase any or all of the shares of Capital Stock held by RMF, as well as all options held by RMF to purchase Capital Stock (the “RMF Shares”) at the Option Share Purchase Price.

3. Section 2.8 shall be amended in its entirety by deleting such section and inserting in lieu thereof the following:

2.8 RMF Share Sale. (A.) To the extent permitted by applicable law, RMF may at any time sell RMF Shares in compliance with Rule 144 under the Securities Act of 1933 provided that at no time shall RMF sell RMF Shares if any such sale would cause RMF’s ownership of RMF Shares to fall below 40% of the total amount of issued and outstanding Capital Stock.

(B.) If at any time after the Closing Date and before and including the date the Brunswick Purchase Option terminates (the “RMF Sale Period”), RMF receives a bona fide third party written offer to purchase all or a portion of the RMF Shares containing specific terms, RMF shall give written notice to Brunswick of such offer together with copies of all documentation related thereto. Upon receipt of such notice Brunswick (in its discretion) shall have 30 days (i) to purchase those RMF Shares subject to such offer (the “Offered Shares”) at the Offer Price, (ii) to exercise the Brunswick Purchase Option, if the Brunswick Purchase Option is then available under Section 2.7, or (iii) to decline to do either. In the event that Brunswick determines to acquire the Offered Shares solely to sell them to the proposed purchaser, Brunswick may waive such option in consideration of the immediate payment of the difference between the proposed purchase price and the Offer Price. For purposes of this Section 2.8, Offer Price shall mean seventy percent (70%) of the price set forth in the written notice in the case of a Marine Industry Participant and one hundred percent (100%) of the price set forth in the written notice in the case of all other offerors. “Marine Industry Participant” shall mean any company, person or entity that owns or derives revenue from the manufacture, sale or distribution of any boats, marine engines, marine parts or accessories or owns, operates, sells or maintains marinas, marine distributors or marine dealers.

(a.) If Brunswick decides not to purchase at the Offer Price or not to exercise the Brunswick Purchase Option, then RMF shall be free to sell the Offered Shares at the proposed purchase price for 180 days after the date of Brunswick’s notice informing RMF of its decision not to proceed.

(b.) In the event that Brunswick decides to proceed, Brunswick shall purchase all of the Offered Shares as promptly as practicable after the date of such exercise and in no event later than the latest to occur of the following: (A) 60 days after notice to the Company of its decision to proceed and (B) five days after receipt of all required approvals to such transaction from any Governmental Authorities. Brunswick shall pursue required approvals from any Governmental Authority promptly.

(i) If any Governmental Authority whose approval is required to consummate the purchase of the Offered Shares imposes a condition on its approval of such acquisition Brunswick shall have up to 18 months from the date it notifies Fountain of its intent to purchase the shares to satisfy such Governmental condition and promptly thereafter complete the purchase.

(ii) If, in the sole discretion of Brunswick, at any time within the 18 months it cannot or will not satisfy the Government condition, Brunswick will give notice of its decision not to complete the purchase. If a decision not to pursue consummation is made by Brunswick, RMF may enter into an agreement to sell the Offered Shares to the original third party bidder for up to 180 days after the date of Brunswick’s notice informing RMF of its decision not to pursue consummation. In the event that the original third party bidder elects not to proceed, the rights granted to Brunswick shall be restored in full force and effect with respect to any subsequent offers to purchase.

(C.) At the closing of any purchase by Brunswick, (1) RMF shall deliver to Brunswick the Offered Shares free and clear of all Encumbrances; and (2) Brunswick shall deliver to RMF immediately available funds equal to the purchase price for the Offered Shares.

4. The first sentence of Section 2.9.1. shall be amended by deleting such sentence and inserting in lieu thereof the following:

At any time during the Brunswick Option Period, Brunswick shall have the option (the “FPII Purchase Option”) to purchase that number of shares of Capital Stock of FPII (the “FPII Shares”) (at a price equal to the weighted average of the market closing price for the previous 30 days in which 2,000 shares or more have traded from the date of notice of exercise) which would result in Brunswick owning, together with the RMF Shares, 50.1% of the issued and outstanding Capital Stock on a fully diluted basis provided, however, that the Company shall in no event be obligated to issue shares of its common stock in excess of 19.9% of its issued and outstanding shares of common stock unless and until any required stockholder approvals under the rules of the American Stock Exchange, or any other stock exchange on which the Company’s securities are then-listed, are obtained.

5. An additional sentence will be added to Section 3.4 as follows:

No vote of security holders of FPII or the Company is necessary in connection with this Amendment and the consummation of the transactions contemplated hereby or through the exercise of the FPII Purchase Option.

ARTICLE III

AMENDMENT TO ENGINE SUPPLY AGREEMENT

Effective upon the execution hereof, the Engine Supply Agreement shall be automatically amended as provided herein, effective as of the date of such satisfaction. The amendments to the Engine Supply Agreement are as follows:

Section 1.1 of the Engine Supply Agreement shall be amended in its entirety by deleting such sections and inserting in lieu thereof the following:

1.1. The term (the “Term”) of this Agreement shall be from the date of this Agreement to June 30, 2012.

ARTICLE IV

REPRESENTATIONS

1. RMF, FPII and the Company, jointly and severally, represent and warrant to Brunswick that (a) the execution, delivery and performance by FPII and the Company, as applicable, of this Amendment have been duly authorized by all requisite corporate action on the part of FPII and the Company, (b) this Amendment has been duly executed and delivered by FPII and the Company, and (c) this Amendment constitutes FPII’s and the Company’s legal, valid and binding obligations, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

2. Brunswick represents and warrants to the RMF, FPII and the Company that (a) the execution, delivery and performance by Brunswick of this Amendment have been duly authorized by all requisite corporate action on the part of Brunswick, (b) this Amendment has been duly executed and delivered by Brunswick, and (c) this Amendment constitutes Brunswick’s legal, valid and binding obligations, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.

ARTICLE V

APPLICABLE LAW; CHOICE OF FORUM

This Amendment shall be governed by and construed and enforced in accordance with the internal laws of the State of North Carolina. The parties agree that any suit, action or proceeding brought in connection with or arising out of this Amendment shall be brought solely in the Federal Courts of the Northern District of Illinois or, if such court lacks jurisdiction, in the State Court located in Lake County, Illinois. Any party may plead this section as a waiver of jurisdiction in any other court in which an action, suit or proceeding is brought.

ARTICLE VI

FURTHER ASSURANCES; REIMBURSEMENT OF EXPENSES

Brunswick, FPII, the Company and RMF will, at the reasonable request of any other party, execute and deliver to such other party all such further instruments, assignments, releases, terminations, assurances and other documents, and take all such actions as such other party may reasonably request, in connection with completing and confirming the actions agreed to in this Amendment. The Company or RMF shall reimburse Brunswick for all reasonable legal fees and other out-of-pocket expenses incurred by Brunswick in connection with the negotiation and drafting of this Amendment and the performance by Brunswick of any actions in order to effect the transactions contemplated herein.

ARTICLE VII

EXECUTION IN COUNTERPARTS

This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, and shall become binding when each of the parties hereto shall have executed and delivered a counterpart to this Amendment to each other party.

ARTICLE VIII

SEVERABILITY

If any provision of this Amendment shall be held invalid, illegal or unenforceable, such provision shall not affect or impair the validity, legality or enforceability of this Amendment or any of the other provisions hereof, and there shall be substituted for the provision at issue a valid and enforceable provision as similar as possible to the provision at issue.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have each caused this Amendment to be entered into and signed, effective and delivered as of the date and year first above written.

BRUNSWICK CORPORATION

By:	/s/ Patrick C. Mackey
Title:	Vice President

FOUNTAIN POWERBOAT INDUSTRIES, INC.

By:	/s/ Reginald M. Fountain, Jr.
Title:	Chairman and CEO

FOUNTAIN POWERBOATS, INC.

By:	/s/ Reginald M. Fountain, Jr.
Title:	Chairman and CEO

/s/ Reginald M. Fountain, Jr.		(SEAL)
Reginald M. Fountain, Jr.